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                                                                    EXHIBIT 12.2

                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
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                                                                                           Years ended December 31
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Millions of dollars                                                           1999       1998       1997       1996     1995
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
Earnings from continuing operations                                          $ 113      $  93      $ 615      $ 358    $ 175
Provision for income taxes                                                     121        168         73        248      187
Minority Interest                                                               16          7          9          2        -
Distributions (Less Than) Greater Than equity in earnings of affiliates         (4)        (2)       (65)       (10)      15
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Earnings subtotal  (a)                                                         246        266        632        598      377

Fixed charges included in earnings:
   Interest expense                                                            199        177        183        279      291
   Distribution on convertible preferred securities                             33         33         33         10        -
   Interest portion of rentals  (b)                                             22         20         23         40       41
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Fixed charges subtotal                                                         254        230        239        329      332

Earnings from continuing operations available before fixed charges           $ 500      $ 496      $ 871      $ 927    $ 709
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Fixed charges:
   Fixed charges included in earnings                                          254        230        239        329      332
   Capitalized interest                                                         16         26         35         15       35
   Preferred stock dividends, pre-tax basis                                      -          -          -         29       58
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         Total fixed charges                                                 $ 270      $ 256      $ 274      $ 373    $ 425
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Ratio of earnings from continuing operations to fixed charges                  1.9        1.9        3.2        2.5      1.7
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(a) Includes pre-tax impairment of :                                            23        102         69         75      105
The ratio of earnings, excluding impairment, to fixed charges would be:        1.9        2.3        3.4        2.7      1.9
(b) Calculated as one-third of operating rental expense.
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